Exhibit 10.2

GLG PARTNERS LP
One Curzon Street
London, W1J 5HB England

4 January 2010

Noam Gottesman
c/o GLG Partners LP
One Curzon Street
London, W1J 5HB England

Dear Noam:

Reference is made to your Amended and Restated Employment Agreement dated 2 November 2007 with GLG Partners LP (“GLG”), as amended by the letter agreement dated 24 March 2009 (the “Employment Agreement”).

This letter is to confirm our agreement that, effective 1 January 2010, the first sentence of clause 3.1 of the Employment Agreement is amended to read as follows: “During the Term, GLG will pay the Employee a salary at a rate not less than the gross amount of US$200,000 per annum (payable in equal monthly installments in UK Sterling using the then-current conversion rate as determined by GLG in good faith), from which tax and other withholdings (such as National Insurance) will be deducted.”

Except as expressly provided herein, the Employment Agreement shall remain in full force and effect in accordance with its terms.

Please confirm your agreement to the foregoing amendment by signing and returning an original executed copy of this letter. This letter may be executed in several counterparts, each of which will be deemed to be an original, and all such counterparts when taken together will constitute one and the same original.

GLG PARTNERS LP by: GLG Partners Limited, General Partner
by:	/s/ Emmanuel Roman

Name: Emmanuel Roman Title: Director

Agreed to and signed by:
/s/ Noam Gottesman

Noam Gottesman